MASTER ACCOUNTING SERVICES AGREEMENT

This AGREEMENT is made as of January 22, 2025 by and among each management investment company identified on Appendix A hereto (each such management investment company and each management investment company made subject to this Agreement in accordance with Section 8.5 below shall hereinafter be referred to as a “Fund” and are sometimes collectively hereinafter referred to as the “Funds”), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company, having its principal place of business at 1 Congress Street, Boston, Massachusetts 021142016 (the “Accounting Agent”).

WHEREAS, each Fund desires to retain the Accounting Agent to perform certain fund accounting and recordkeeping services;

WHEREAS, each Fund may or may not be authorized to issue common stock or shares of beneficial interest (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, each Fund so authorized intends that this Agreement be applicable to its series of Shares (as identified on Appendix A hereto (such series together with all other series subsequently established by such Fund and made subject to this Agreement in accordance with Section 8.6 below, shall hereinafter be referred to as the “Portfolio(s)”);

WHEREAS, each Fund not so authorized intends that this Agreement be applicable to it and that all references hereinafter to one or more “Portfolio(s)” shall be deemed to refer to such Fund(s); and

WHEREAS, the Accounting Agent is willing to perform such services upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

SECTION 1. DUTIES OF THE ACCOUNTING AGENT.

SECTION 1.1 BOOKS OF ACCOUNT.

The Accounting Agent shall maintain the books of account of each Fund and shall perform the following duties in the manner prescribed by such Fund’s currently effective prospectus and statement of additional information, copies of which have been supplied to the Accounting Agent (a “governing document”):

- Record general ledger entries;

- Accrue/calculate daily expenses;

- Calculate daily income;

- Reconcile daily activity to the trial balance;

- Calculate net asset value; and

- Prepare account balances.

Each Fund shall provide timely prior notice to the Accounting Agent of any modification in the manner in which such calculations are to be performed as prescribed in any revision to such Fund’s governing document and shall supply the Accounting Agent with copies of all amendments and/or supplements to the governing documents in a timely manner. For purposes of calculating the net asset value of a Fund, the Accounting Agent shall value each Fund’s portfolio securities utilizing prices obtained from sources designated by such Fund (collectively, the “Authorized Price Sources”) on a Price Source Authorization substantially in the form attached hereto as Exhibit A, as the same may be amended from time to time, or otherwise designated by means of Proper Instructions (as such term is defined in Section 2.2 below) (the “Price Source Authorization”). The Accounting Agent shall not be responsible for any revisions to calculations methods unless such revisions are communicated in writing to the Accounting Agent.

SECTION 1.2 RECORDS.

The Accounting Agent shall create and maintain all records relating to its activities and obligations under this Agreement in such a manner as will meet the obligations of each Fund under the Investment Company Act of 1940, as amended, specifically Section 31 thereof and Rules 31a-1 and 31a-2 thereunder. All such records shall be the property of the applicable Fund and shall at all times during the regular business hours of the Accounting Agent be open for inspection by duly authorized officers, employees or agents of the applicable Fund and employees and agents of the Securities and Exchange Commission. Subject to Section 3 below, the Accounting Agent shall preserve in accordance with and for the period required by law the records required to be maintained thereunder unless such records are earlier surrendered to the Fund or Portfolios.

SECTION 1.3 DELEGATION

The Accounting Agent shall retain the right to employ agents, subcontractors, consultants and other third parties, including, without limitation, affiliates (each, a “Delegate” and collectively, the “Delegates”) to provide or assist it in the provision of any part of the services stated herein or the discharge of any other obligations or duties under this Agreement without the consent or approval of the Funds. The Accounting Agent shall be responsible for the acts and omissions of any such Delegate so employed as if the Accounting Agent had committed such acts and omissions itself. The Accounting Agent shall be responsible for the compensation of its Delegates. The Accounting Agent will provide or make available to the each Fund on a quarterly or other periodic basis (including upon request by a Fund) information regarding its global operating model for the delivery of the accounting services hereunder, which information will include the identities of Delegates that perform or may perform any part of the services, and the locations from which such Delegates perform services, as well as such other information about its Delegates as a Fund may reasonably request from time to time.

2.

SECTION 2. DUTIES OF EACH FUND.

SECTION 2.1 DELIVERY OF INFORMATION.

Each Fund shall provide, or shall cause a third party to provide, timely notice to the Accounting Agent of certain data as a condition to the Accounting Agent’s performance described in Section 1 above. The data required to be provided pursuant to this section is set forth on Schedule A hereto, which schedule may be separately amended or supplemented by the parties from time to time.

The Accounting Agent is authorized and instructed to rely upon the information it receives from the Fund or any third party. The Accounting Agent shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any data supplied to it by or on behalf of any Fund.

SECTION 2.2 PROPER INSTRUCTIONS.

The Fund or any other person duly authorized by the Fund shall communicate to the Accounting Agent by means of Proper Instructions. Proper Instructions shall mean (i) a writing signed or initialed by one or more persons as the Board of Directors or Board of Trustees of a Fund shall have from time to time authorized or (ii) communication effected directly between a Fund or its third-party agents (each, a “Third Party Agent”) and the Accounting Agent by electro-mechanical or electronic devices, provided that such Fund and the Accounting Agent agree to security procedures. The Accounting Agent may rely upon any Proper Instruction believed by it to be genuine and to have been properly issued by or on behalf of the applicable Fund. Oral instructions shall be considered Proper Instructions if the Accounting Agent reasonably believes them to have been given by a person authorized to give such instructions. The Fund shall cause all oral instructions to be confirmed in accordance with clauses (i) or (ii) above, as appropriate. The Fund shall give timely Proper Instructions to the Accounting Agent in regard to matters affecting accounting practices and the Accounting Agent’s performance pursuant to this Agreement.

SECTION 3. STANDARD OF CARE; LIMITATION OF LIABILITY.

The Accounting Agent shall be held at all times to the exercise of reasonable skill, care and diligence expected of a professional provider of accounting services to institutional investors and act in good faith and in accordance with generally applicable industry standards and practices in carrying out the provisions of this Agreement, but shall be kept indemnified by the Funds, and shall be without liability for any action taken or omitted by it in good faith without negligence, willful misconduct, bad faith or fraud including, without limitation, acting in accordance with any Proper Instruction. The parties agree that “negligence” will mean a breach by the Accounting Agent of its obligation to exercise the standard of care described above. It shall be entitled to rely on and may act upon the advice of counsel (who may be counsel for the Fund) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice and in accordance with its standard of care. Without in any way limiting the generality of the foregoing, the Accounting Agent shall in no event be liable for any loss or damage arising from causes beyond its reasonable control including, without limitation, delay or cessation of services hereunder or any damages resulting therefrom as a result of work stoppage, power or other mechanical failure, natural disaster, governmental action, communication disruption or other impossibility of performance. Reasonably foreseeable losses or damages resulting from the Accounting Agent’s breach of Section 8.17 will not be deemed hereunder to be beyond the reasonable control of the Accounting Agent.

3.

No party shall be liable for any special, indirect, incidental, or consequential damages of any kind whatsoever (including, without limitation, attorney’s fees) in any way due to a Fund’s use of the accounting services or the performance of or failure to perform its obligations under this Agreement.

Each Fund, any Third Party Agent or Authorized Price Sources from which the Accounting Agent shall receive or obtain certain records, reports and other data utilized or included in the accounting services provided hereunder are solely responsible for the contents of such information including, without limitation, the accuracy thereof and each Fund agrees to make no claim against the Accounting Agent arising out of the contents of such third-party data including, but not limited to, the accuracy thereof. The Accounting Agent shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any such information and shall be without liability for any loss or damage suffered as a result of the Accounting Agent’s reasonable reliance on and utilization of such information, except as otherwise required by the Price Source Authorization with respect to the use of data obtained from Authorized Price Sources. The Accounting Agent shall have no responsibility and shall be without liability for any loss or damage caused by the failure of any Fund or any Third Party Agent to provide it with the information required by Section 2.1 above. Further, and without in any way limiting the generality of the foregoing, the Accounting Agent shall have no liability in respect of any loss, damage or expense suffered by the Fund or any third party, insofar as such loss, damage or expense arises from the performance of the Accounting Agent’s duties hereunder by reason of the Accounting Agent’s reliance upon records that were maintained for any Fund by any entity other than the Accounting Agent prior to such Fund’s appointment of the Accounting Agent pursuant to this Agreement.

Each Fund agrees to indemnify and hold the Accounting Agent free and harmless from any expense, loss, damage or claim, including reasonable attorney’s fees, suffered by the Accounting Agent and caused by or resulting from the acts or omissions of such Fund or any third party whose services the Accounting Agent must rely upon in performing services hereunder provided the Accounting Agent has acted in accordance with its standard of care.

Each Fund acknowledges and agrees that, with respect to investments it maintains with an entity which may from time to time act as a transfer agent for uncertificated shares of registered investment companies (the “Underlying Transfer Agent”), such Underlying Transfer Agent is the sole source of information on the number of shares held by it on behalf of a Fund and that the Accounting Agent has the right to rely on holdings information furnished by the Underlying Transfer Agent to the Accounting Agent in performing its duties under this Agreement.

The Accounting Agent shall inform the applicable Fund as soon as practicable of any error that comes to the attention of the Accounting Agent with respect to the Accounting Agent’s calculation of the net asset value per share of the affected Portfolio and shall work with the Fund in good faith to resolve any such error.

4.

SECTION 4. RESERVED.

SECTION 5. COMPENSATION OF ACCOUNTING AGENT.

The Accounting Agent shall be entitled to reasonable compensation for its services and expenses as Accounting Agent, as agreed upon from time to time between the Fund and the Accounting Agent.

SECTION 6. TERM OF AGREEMENT; AMENDMENT.

This Agreement shall become effective as of its execution, shall continue in full force and effect until terminated as hereinafter provided, may be amended at any time by mutual agreement of the parties hereto and may be terminated by either party by an instrument in writing delivered or mailed, postage prepaid to the other party, such termination to take effect not sooner than thirty (30) days after the date of such delivery or mailing with respect to termination by a Fund or Portfolio and two-hundred and seventy (270) days after the date of such delivery or mailing with respect to termination by the Accounting Agent; provided, however, that this Agreement may, at the sole option of the Accounting Agent, be terminated (in its entirety, with respect to any particular Fund, or with respect to its applicability to any particular Portfolio, as may be applicable) without prior notice by the Accounting Agent in the event of any termination of any Fund’s custodial services agreement with State Street Bank and Trust Company (in its entirety, with respect to any particular Fund, or with respect to its applicability to any particular Portfolio, as may be applicable).

A party may terminate this Agreement with immediate effect at any time by written notice to the other party, if: (i) an Insolvency Event (as defined below) occurs in relation to the other party; (ii) such other party is a Fund or Portfolio and fails to pay any undisputed fees as and when due and has failed to cure such breach within 30 days of receipt of notice from the Accounting Agent requesting it to do so; or (iii) such other party commits a material breach of an obligation under this Agreement and has failed to cure such breach within 30 days of receipt of notice requesting it to do so. If the Accounting Agent terminates this Agreement, the Accounting Agent will continue to provide the services for a period of up to 270 days subject to payment in full of any overdue undisputed fees and prepayment of the fees reasonably expected to be incurred during such 270-day period, or such other financial assurance reasonably acceptable to the Accounting Agent. “Insolvency Event” means the occurrence of any of the following events in relation to any person: (i) the person generally does not pay its debts as such debts become due, or admits in writing its inability to pay its debts generally, or makes a general assignment for the benefit of creditors; or (ii) any proceeding is instituted by or against such person seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, where any such proceeding is instituted against (but not by) such person, such person does not promptly seek dismissal of such proceeding or its motion or request to dismiss such proceeding is denied (whether or not on an initial, interim or final basis); or (iii) such person proposes or takes any corporate action to authorize any of the preceding actions or anything analogous to the foregoing events occurs in relation to such person under the laws of any jurisdiction.

5.

Termination of this Agreement with respect to the coverage of any one particular Fund or Portfolio shall in no way affect the rights and duties under this Agreement with respect to any other Fund or Portfolio.

Upon termination of the Agreement or termination of its coverage with respect to any Fund, such Fund shall pay to the Accounting Agent such compensation as may be due as of the date of such termination (or with respect to the applicable Portfolio with respect to a coverage termination) and shall likewise reimburse the Accounting Agent for its costs, expenses and disbursements.

SECTION 7. SUCCESSOR AGENT.

If a successor agent for any Fund shall be appointed by a Fund, the Accounting Agent shall upon termination deliver to such successor agent at the office of the Accounting Agent all properties of such Fund held by it hereunder. If no such successor agent shall be appointed, the Accounting Agent shall at its office upon receipt of Proper Instructions deliver such properties in accordance with such instructions.

SECTION 8. GENERAL.

SECTION 8.1 MASSACHUSETTS LAW TO APPLY. This Agreement shall be governed by, construed and the provisions thereof interpreted under and in accordance with laws of The Commonwealth of Massachusetts excluding that body of law applicable to conflicts of law.

SECTION 8.2 PRIOR AGREEMENTS. This Agreement supersedes and terminates, as of the date hereof, all prior agreements between any Fund and the Accounting Agent relating to fund accounting and recordkeeping services regarding such Fund.

SECTION 8.3 ASSIGNMENT. This Agreement may not be assigned by either party with the prior written consent of the other party. However, in the event that either Party becomes the subject of an Insolvency Event, then such Party will have the right to assign or transfer its rights and obligations under this Agreement to any entity to which the Party transfers its business and assets (including a bridge bank or similar entity) and the other Party irrevocably consents to such assignment or transfer.

SECTION 8.4 REPRESENTATIONS AND WARRANTIES. Each of the Accounting Agent and each Fund hereby represents and warrants that (i) (a) with respect to the Accounting Agent, it is duly organized and existing under the laws of the Commonwealth of Massachusetts and (b) with respect to each Fund, it is duly incorporated or organized and is validly existing in good standing in its jurisdiction of incorporation or organization; (ii) it has the requisite power and authority under applicable law and its governing documents to enter into and perform this Agreement; (iii) all requisite proceedings have been taken to authorize it to enter into and perform this Agreement; (iv) this Agreement constitutes its legal, valid, binding and enforceable agreement; and (v) its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of such party or any law or regulation applicable to it.

6.

SECTION 8.5 INTERPRETIVE AND ADDITIONAL PROVISIONS. In connection with the operation of this Agreement, the Accounting Agent and the Funds may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties and shall be annexed hereto, provided that no such interpretive or additional provisions shall contravene any applicable federal or state regulations or any provision of a Fund’s governing documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

SECTION 8.6 ADDITIONAL FUNDS. In the event that any management investment company in addition to those listed on Appendix A hereto desires to have the Accounting Agent render services as accounting agent under the terms hereof, it shall so notify the Accounting Agent in writing, and if the Accounting Agent agrees in writing to provide such services, such management investment company shall become a Fund hereunder and be bound by all terms and conditions and provisions hereof with respect to such Fund.

SECTION 8.7 ADDITIONAL PORTFOLIOS. In the event that any Fund establishes one or more series of Shares in addition to those set forth on Appendix A hereto with respect to which it desires to have the Accounting Agent render services as accounting agent under the terms hereof, it shall so notify the Accounting Agent in writing, and if the Accounting Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder.

SECTION 8.8 REMOTE ACCESS SERVICES ADDENDUM. Each Fund and the Accounting Agent hereby agree to the terms of the Remote Access Services Addendum hereto.

SECTION 8.9 RESERVED.

SECTION 8.10 NOTICES. Any notice, instruction or other instrument required to be given hereunder may be delivered in person to the offices of the parties as set forth herein during normal business hours or delivered prepaid registered mail or by email, telex, cable or telecopy to the parties at the following addresses or such other addresses as may be notified by any party from time to time.

To the Funds:	RUSSELL INVESTMENTS EXCHANGE TRADED FUNDS
1301 2nd Ave, 18th Floor
Seattle, WA 98101
Attention: Kari Seabrands
Telephone: 206-505-5462
Email: kseabran@russellinvestments.com
Copy to: legalnotices@russellinvestments.com

7.

To the Accounting Agent:	STATE STREET BANK AND TRUST COMPANY
1 Congress Street
Boston, MA 02114-2016
Attention: Jeffrey Spiro
Telephone: 617-985-7133
Email: jtspiro@statestreet.com

Such notice, instruction or other instrument shall be deemed to have been served in the case of a registered letter at the expiration of five business days after posting, in the case of cable twenty-four hours after dispatch and, in the case of telex, immediately on dispatch and if delivered outside normal business hours it shall be deemed to have been received at the next time after delivery when normal business hours commence and in the case of email, cable, telex or telecopy on the business day after the receipt thereof. Evidence that the notice was properly addressed, stamped and put into the post shall be conclusive evidence of posting.

SECTION 8.11 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties adopt as original any signatures received in electronically transmitted form.

SECTION 8.12 SEVERABILITY. If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

SECTION 8.13 CONFIDENTIALITY. The parties hereto agree that each shall treat confidentially all information provided by each party to the other party regarding its business and operations. All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party. The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, or that is independently derived by any party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (ii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iii) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

SECTION 8.14 REPRODUCTION OF DOCUMENTS. This Agreement and all schedules, addenda, exhibits, appendices, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

8.

SECTION 8.15 USE OF DATA.

(a) In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Accounting Agent (which term for purposes of this Section 8.15 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding a Fund and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Fund and the Accounting Agent or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

(b) Subject to paragraph (c) below, the Accounting Agent and/or its Affiliates (except those Affiliates or business divisions principally engaged in the business of asset management) may use any data or other information (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between the Fund and the Accounting Agent or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Fund, and publish, sell, distribute or otherwise commercialize the Data; provided that, unless the Fund otherwise consents, Data is combined or aggregated with information relating to (i) other customers of the Accounting Agent and/or its Affiliates or (ii) information derived from other sources, in each case such that any published information will be displayed in a manner designed to prevent attribution to or identification of such Data with the Fund. The Fund agrees that Accounting Agent and/or its Affiliates may seek to profit and realize economic benefit from the commercialization and use of the Data, that such benefit will constitute part of the Accounting Agent’s compensation for services under this Agreement or such other agreement, and the Accounting Agent and/or its Affiliates shall be entitled to retain and not be required to disclose the amount of such economic benefit and profit to the Fund.

(c) Except as expressly contemplated by this Agreement, nothing in this Section 8.15 shall limit the confidentiality and data-protection obligations of the Accounting Agent and its Affiliates under this Agreement and applicable law. The Accounting Agent shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 8.15 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

SECTION 8.16 REGULATION GG. Each Fund hereby represents and warrants that it does not engage in an “Internet gambling business,” as such term is defined in Section 233.2(r) of Federal Reserve Regulation GG (12 CFR 233) (“Regulation GG”). Each Fund hereby covenants and agrees that it shall not engage in an Internet gambling business. In accordance with Regulation GG, each Fund is hereby notified that “restricted transactions,” as such term is defined in Section 233.2(y) of Regulation GG, are prohibited in any dealings with the Accounting Agent pursuant to this Agreement or otherwise between or among any party hereto.

9.

SECTION 8.17 DATA PRIVACY. The Accounting Agent will implement and maintain a written information security program that contains appropriate security measures to safeguard the personal information of the Funds’ shareholders, employees, directors and/or officers that the Accounting Agent receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) drivers license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

SECTION 8.18 BUSINESS CONTINUITY, INTERNAL CONTROLS AND INFORMATION SECURITY. The Accounting Agent will at all times maintain a business contingency plan and a disaster recovery plan and will take commercially reasonable measures to maintain and periodically test such plans. The Accounting Agent will implement such plans following the occurrence of an event which results in an interruption or suspension of the services to be provided by the Accounting Agent.

The Accounting Agent will retain a firm of independent auditors to perform an annual review of certain internal controls and procedures employed by the Accounting Agent in the provision of the services and issue a standard System and Organization Controls 1 or equivalent report based on such review. The Accounting Agent will provide a copy of the report to the Funds upon request.

The Accounting Agent will maintain commercially reasonable information security systems and controls, which include administrative, technical, and physical safeguards that are designed to: (i) maintain the security and confidentiality of each Fund’s data; (ii) protect against any anticipated threats or hazards to the security or integrity of each Fund’s data, including appropriate measures designed to meet legal and regulatory requirements applying to the Accounting Agent; and (iii) protect against unauthorized access to or use of each Fund’s data.

The Accounting Agent will at all times employ a current version of one of the leading commercially available virus detection software programs to test the hardware and software applications used by it to deliver the services for the presence of any computer code designed to disrupt, disable, harm, or otherwise impede operation.

SECTION 8.19 NAMES. The obligations of the Fund or a Portfolio entered into in the name or on behalf thereof by any trustee, shareholder, representative, or agent thereof are made not individually, but in such capacities, and are not binding upon any of the trustees, shareholders, representatives or agents of the Fund or such Portfolio personally, but bind only the assets of the Fund or such Portfolio, and all persons dealing with the Fund or a Portfolio must look solely to the assets of the Fund or such Portfolio for the enforcement of any claims against the Fund or such Portfolio. No Portfolio shall be liable for any claims against any other Portfolio.

10.

SIGNATURE PAGE

IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative and its seal to be hereunder affixed as of the date first above-written.

EACH MANAGEMENT INVESTMENT COMPANY SET FORTH ON APPENDIX A HERETO

By:	/s/ Kari Seabrands
Name:	Kari Seabrands
Title:	Treasurer, Chief Accounting Officer and Chief Financial Officer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Scott Cheshier
Name:	Scott Cheshier
Title:	Managing Director

11.

APPENDIX A

TO

MASTER ACCOUNTING SERVICES AGREEMENT

MANAGEMENT INVESTMENT COMPANIES AND PORTFOLIOS THEREOF, IF ANY

RUSSELL INVESTMENTS EXCHANGE TRADED FUNDS

U.S. Small Cap Equity Active ETF

International Developed Equity Active ETF

Global Equity Active ETF

Emerging Markets Equity Active ETF

Global Infrastructure Active ETF

(i)

EXHIBIT A

TO

MASTER ACCOUNTING SERVICES AGREEMENT

Form of Price Source Authorization

Client: Russell Investments Exchange Traded Funds (the “Client”)	Effective Date: 1/22/2025

Unless otherwise instructed by the Client, its investment and manager and/or any agent thereof pursuant to the terms of the Custody Agreement (as defined below), the Client hereby instructs authorizes State Street Bank and Trust Company (“State Street”) to use the pricing sources, market indices, pricing logic, pricing default logic, valuation points and/or tolerance percentage changes, as applicable, selected by the Client on the Pricing Matrix attached hereto (as amended, supplemented or otherwise modified from time to time, the “Pricing Matrix”) as sources for prices of assets in connection with the calculation of the net asset value (“NAV”) of the Client. This instruction constitutes a “Proper Instruction” under and pursuant to the terms of the custody or trust agreement entered into by and between the Client and State Street (as amended, supplemented or otherwise modified from time to time, the “Custody Agreement”).

Although State Street performs reasonability tests and applies controls using tolerance ranges and indices selected by the Client in the Pricing Matrix in order to mitigate the risks associated with application of an incorrect price, State Street is not responsible nor liable for any incorrect prices provided by any pricing source set forth on the Pricing Matrix. In addition to the foregoing, State Street is not responsible nor liable for any prices supplied by the Client, its investment manager and/or any agent thereof, and the Client acknowledges that such prices may be subject to approval of the Client’s board of directors.

If a primary pricing source selected by the Client on the Pricing Matrix is not available at the time an asset is priced, then State Street shall utilize the secondary or tertiary sources, as applicable, selected by the Client on the Pricing Matrix (the “Backup Sources”) to price such asset. The applicable Backup Sources shall continue to be utilized as the pricing source for such asset until such time as the primary source selected by the Client shall have become available and State Street shall have performed a reconciliation with respect thereto. A similar process shall apply in the event that both the primary and secondary pricing sources selected by the Client on the Pricing Matrix are unavailable, and the tertiary source selected by the Client must be utilized in lieu thereof. The Client hereby acknowledges and agrees that the use of Backup Sources due to the unavailability of a primary or secondary pricing source, as applicable, may lead to differences in pricing of assets, including differences that may occur during the period from the time such primary or secondary source, as applicable, becomes available for use and the time that State Street performs a reconciliation with respect thereto, and that State Street assumes no responsibility or liability with respect to any such differences in prices or corresponding impact on the calculation of NAV.

The Client agrees to indemnify and hold State Street harmless from and against any and all costs, expenses, claims, losses and damages arising as a result of or in connection with (a) using prices or other data furnished by any specified pricing source, market index, pricing logic, pricing default logic, valuation point and/or tolerance percentage change or (b) any differences in prices or corresponding impact on the calculation of NAV as a result of the utilization by State Street of Backup Sources due to

(i)

the unavailability of a primary or secondary pricing source, as applicable, including any differences that may occur during the period from the time such primary or secondary source, as applicable, becomes available for use and the time that State Street performs a reconciliation with respect thereto.

Kindly acknowledge your acceptance of the terms of this Price Source Authorization in the space provided below.

Russell Investments Exchange Traded Funds

By:	/s/ Kari Seabrands
Name:	Kari Seabrands
Title:	Treasurer, Chief Accounting Officer and Chief Financial Officer

The foregoing terms are hereby accepted.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michelle Rae
	Name:	Michelle Rae
	Title:	Vice President

(ii)

Client: Russell Investments Exchange Traded Funds (the “Client”)

Instructions: For each security type allowed by the Client prospectus, please indicate the primary, secondary and tertiary source to be used in connection with calculating net asset value for the Client. NOTE: If investment manager is a pricing source, please specify explicitly

Explanation of Fields

Client:	Indicate the name of the client or if multiple clients, attach a list of client names.

Primary Source:	Indicate the primary source of prices for the security type. If an investment manager is a pricing source, please specify explicitly.

Secondary Source:	Indicate the secondary source of prices for the security type. If an investment manager is a pricing source, please specify explicitly.

Tertiary Source:	Indicate the tertiary (3rd level) source of prices for the security type. If an investment manager is a pricing source, please specify explicitly.

Pricing Logic:	Indicate the price type to be referenced for the security type: Ask, Bid, Close, Evaluated, Last, Dirty/Clean (where applicable), etc. For OTC Derivatives this should indicate the yield curve (OIS / Libor) to be used.

Pricing Default Logic:	Indicate the price type to be referenced for the security type: Ask, Bid, Close, Evaluated, Last, Dirty/Clean (where applicable), etc. in the instance where the preferred price type is not available. For OTC Derivatives this should indicate the yield curve (OIS / Libor) to be used

Valuation Point:	Indicate the time of day the price represents: Market Close, 3:00 PM EST, 4:00 PM EST, etc

Tolerance:	Indicate the tolerance level to be used to validate current vs. prior changes in price.

(i)

Security Type	Primary Source	Secondary Source	Tertiary Source	Pricing Logic	Pricing Default Logic	Valuation Point	Price Tolerance
EQUITIES

U. S. Listed Equities (NYSE, AMEX)	LSEG	ICE Data Services (ICE)	Bloomberg	Last Sale	Bid	Market Close	20%

U.S. OTC Equities (NASDAQ)	LSEG	ICE Data Services (ICE)	Bloomberg	Official Closing Price (NOCP)	Bid	Market Close	20%

Foreign Equities (*) (**)	LSEG	ICE Data Services (ICE)	Bloomberg	Official Closing Price[1]	Bid	Market Close	20%

Foreign Equities – Alien Shares***	LSEG	ICE Data Services (ICE)	Bloomberg	Last Sale		Market Close	20%

Listed ADRs/GDRs	LSEG	ICE Data Services (ICE)	Bloomberg	Last Sale	Bid Evaluated Bid	Market Close	20%

Exchange Traded Funds	LSEG	ICE Data Services (ICE)	Bloomberg	Last Sale	Bid Evaluated Bid	Market Close	20%

Non – Listed ADRs/GDRs	ICE Data Services (ICE)	LSEG	Bloomberg	Bid	Last Sale	Market Close	20%

*	Foreign Equities that trade in the Russian Trading System (RTS)

Russian securities that trade in USD in the Russian Trading System (RTS) do not update regularly with a closing price. These securities are authorized to be valued using the Moscow Interbank Currency

Exchange (MICEX) prices, which are traded and settled in RUB. CPG will take the current day close price in RUB and apply the WM16 exchange rate to get the USD closing price on a daily basis.

**	Foreign Equities with Fair Value adjustments

For certain Funds with foreign equity exposure, daily fair value adjustments by Virtu ITG will be applied at a security level where coverage is available.

***	Alien /Foreign Equity Pricing

This rule is for any foreign market that distinguishes between alien/foreign and local shares. Alien and local shares are separate and distinct securities with different SEDOLS and market values. Alien shares will often become stale while the local shares continue trading. For Russell Investments Exchange Traded Funds, in instances when no current alien “last sale” is available, the current last sale price of the local shares should be used.

[1]

Each markets official closing price will be used where available. For markets that either do not offer an official closing price or where the official closing price may not be representative of the overall market, the securities Last Sale price will be used.

(ii)

Security Type	Primary Source	Secondary Source	Tertiary Source	Pricing Logic	Pricing Default Logic	Valuation Point	Price Tolerance

FIXED INCOME

Municipal Bonds	Bloomberg (BVAL)	ICE Data Services (ICE)	LSEG	Evaluated Bid	Broker quoted[2]	Market Close	10%

US Bonds (Treasuries, MBS, ABS, Corporates)	Bloomberg (BVAL)	ICE Data Services (ICE)	LSEG JP Morgan	Evaluated Bid	Broker quoted[2]	Market Close	10%

Eurobonds/Foreign Bonds	Bloomberg (BVAL)	ICE Data Services (ICE)	LSEG JP Morgan	Evaluated Bid	Broker quoted[2]	Market Close	10%

Repurchase Agreements	Bloomberg (BVAL)	ICE Data Services (ICE)LSEG JP Morgan	100/PAR	Evaluated Bid		Market Close	10%

Short Term Securities (purchased under 60 days)	Amortized Cost						10%

Short Term Securities (purchased over 60 days)	Bloomberg (BVAL)	ICE Data Services (ICE)LSEG JP Morgan	Amortized Cost	Evaluated Bid		Market Close	10%

[2]	Broker quoted prices provided by a client authorized broker contact. This includes using EPW sources containing authorized broker quotes (non-vendor).

(iii)

Security Type	Primary Source	Secondary Source	Tertiary Source	Pricing Logic	Pricing Default Logic	Valuation Point	Pricing Tolerance

OTHER ASSETS

Options Listed	LSEG	Bloomberg		Mean	Last Sale Bid Settlement	Market Close	10%

Options OTC	S&P Global	LSEG JP Morgan	Bloomberg	Market Price		Market Close	25%

Options on Swaps	S&P Global	JP Morgan	Bloomberg	Clean Market Price		4:00 pm EST	25%

Interest Rate Swaps	S&P Global	JP Morgan	Bloomberg	Clean Market Price		4:00 pm EST	2%

Index/Total Return Swaps	LSEG	JP Morgan S&P Global Bloomberg	Counterparty/ Broker	Closing Price		Market Close	10%

Equity Swaps	LSEG	ICE Data Services (ICE)	Bloomberg	Official Closing Price	Last Trade	Market Close	10%

Credit Default Swaps	S&P Global	JP Morgan	Bloomberg	Clean Market Price	S&P Global	4:00 pm EST	2%

Exchange Traded Swaps	Counterparty/ Investment Manager	S&P Global	JP Morgan	Clean Exchange Funded Price		Market Close	3%

(iv)

Security Type	Primary Source	Secondary Source	Tertiary Source	Pricing Logic	Pricing Default Logic	Valuation Point	Pricing Tolerance

OTHER ASSETS, CONTINUED

Futures	LSEG	Bloomberg		Settlement	Last Trade	Market Close	3% Bond Index Futures 10% Equity Index Futures

Synthetic Futures”	Bloomberg	LSEG		Settlement		Market Close	10%

Mutual Funds (Non Affiliated Funds of Funds)	Closing Net Asset Value per Share (NAV)[3]			Offer Price		Market Close	3%

GICs — Guaranteed Investment Contracts	PAR			100			0%

Bank Loans	S&P Global	LSEG	BVAL	Clean Bid		3:00 PM EST	3%

Initial Public Offering (IPO)	Offer Price	Client		Offer Price			0% (until security starts trading – then 10%)

Rights/Warrants/ P- Notes	LSEG	Bloomberg	Intrinsic Calculation (Parent – Subscription * Subscription Ratio)	Last Sale	Bid	Market Close	10%

“ Synthetic Futures

Synthetic futures are used by investment managers when US regulations prevent the trading of futures contracts. In these cases the IM contracts with a broker to exchange the gain loss on a theoretical futures contract. The process requires SSC to book a call option and a put option per contract. The underlying future is priced from Bloomberg then used in an offline calculation. If the underlying futures price is greater than the strike price of the synthetic, the call is priced at cost + futures price – strike price and the put is priced at cost. If the underlying futures price is less than the strike price of the synthetic, the put is priced at cost + strike price – futures price and the call is priced at cost.

[3]	Price obtained from Custodian Bank

(v)

Security Type	Primary Source	Secondary Source	Tertiary Source	Pricing Logic	Pricing Default Logic	Valuation Point	Pricing Tolerance

EXCHANGE RATES
All securities and currency positions	WM16[5]					4:00 PM EST
Non USD Index Swaps that are priced offline	WM11[4]					11:00 AM EST.
All USD and Non-USD Denominated Futures that are currently booked to DWS/MCH	WM16[5]					4:00 PM EST
FORWARD POINTS
Currency Forwards[6]	WM16[5]	RT16 Bloomberg			Bloomberg	4:00 PM EST

[4]	WM11 contains the 4:00 PM London (11:00 AM EST) closing spot rates produced by the WM Company in London which are snapped directly from LSEG.
[5]	WM16 contains the 9:00 PM London (4:00 PM EST) closing spot rates produced by the WM Company in London which are snapped directly from LSEG.
6	Effective 4/1/15 NDF rates will be utilized for applicable currencies - CNY, IDR, INR, KRW, KZT, MYR, NGN, PHP, RUB, TWD, VND, UAH

Note: This matrix supersedes prior Authorization Matrices

Note: Please submit Client Name. If necessary, provide List of Clients (Appendix A) or List of Legal Entities (Appendix B)

(vi)

Appendix A – Client Entities

•	Russell Investments Exchange Traded Funds

(i)

Authorized Broker List

•	Barclays

•	Bank of America

•	Bank of Montreal

•	BNP Paribas

•	BNY Mellon

•	Cantor Fitzgerald

•	CitiGroup

•	Credit Suisse

•	Deutsche Bank

•	First Boston

•	Genesis

•	Goldman Sachs

•	ICE Pluris

•	Jeffries

•	JP Morgan Chase

•	KGS Alpha

•	Knight Capital

•	Merrill Lynch

•	Morgan Stanley

•	Newedge Group

•	Nomura

•	PriceServe

•	Sterne, Agee & Leach

•	Stifel

•	Royal Bank of Canada

•	RBS

•	UBS

•	Wells Fargo

(ii)

SCHEDULE A

TO

MASTER ACCOUNTING SERVICES AGREEMENT

INFORMATION REQUIRED TO BE SUPPLIED	RESPONSIBLE PARTY

Portfolio Trade Authorizations	Investment Adviser
Currency Transactions	Investment Adviser
Cash Transaction Report	Custodian
Portfolio Prices	Third Party Vendors/Investment Adviser
Exchange Rates	Third Party Vendors/Investment Adviser
Capital Stock Activity Report	Transfer Agent
Dividend/Distribution Schedule	Investment Adviser
Dividend/Distribution Declaration	Investment Adviser
Dividend Reconciliation/Confirmation	Transfer Agent
Corporate Actions	Third Party Vendors/Custodian
Expense Budget	Investment Adviser/Administrator
Amortization Policy	Investment Adviser
Accounting Policy/Complex Investments	Investment Adviser

(iii)

REMOTE ACCESS SERVICES ADDENDUM

TO MASTER ACCOUNTING AGREEMENT

ADDENDUM to that certain Master Accounting Services Agreement (the “Accounting Agreement”) by and among each management investment company identified on Appendix A thereto or made subject thereto pursuant to the terms thereof (each, a “Customer”) and State Street Bank and Trust Company, including its subsidiaries and affiliates (“State Street”).

State Street has developed and/or utilizes proprietary or third-party accounting and other systems in conjunction with the services that State Street provides to the Customer. In this regard, State Street maintains certain information in databases under its ownership and/or control that it makes available to its customers (the “Remote Access Services”).

The Services

State Street agrees to provide the Customer, and its designated investment advisors, consultants or other third parties who agree to abide by the terms of this Addendum (“Authorized Designees”) with access to State Street proprietary and third-party systems as may be offered by State Street from time to time (each, a “System”) on a remote basis.

Security Procedures

The Customer agrees to comply, and to cause its Authorized Designees to comply, with remote access operating standards and procedures and with user identification or other password control requirements and other security devices and procedures as may be issued or required from time to time by State Street or its third-party vendors for use of the System and access to the Remote Access Services. The Customer is responsible for any use and/or misuse of the System and Remote Access Services by its Authorized Designees. The Customer agrees to advise State Street immediately in the event that it learns or has reason to believe that any person to whom it has given access to the System or the Remote Access Services has violated or intends to violate the terms of this Addendum and the Customer will cooperate with State Street in seeking injunctive or other equitable relief. The Customer agrees to discontinue use of the System and Remote Access Services, if requested, for any security reasons cited by State Street and State Street may restrict access of the System and Remote Access Services by the Customer or any Authorized Designee for security reasons or noncompliance with the terms of this Addendum at any time.

Fees

Fees and charges for the use of the System and the Remote Access Services and related payment terms shall be as set forth in the fee schedule in effect from time to time between the parties. The Customer shall be responsible for any tariffs, duties or taxes imposed or levied by any government or governmental agency by reason of the transactions contemplated by this Addendum, including, without limitation, federal, state and local taxes, use, value added and personal property taxes (other than income, franchise or similar taxes which may be imposed or assessed against State Street). Any claimed exemption from such tariffs, duties or taxes shall be supported by proper documentary evidence delivered to State Street.

Proprietary Information/Injunctive Relief

The System and Remote Access Services described herein and the databases, computer programs, screen formats, report formats, interactive design techniques, formulae, processes, systems, software, know-how, algorithms, programs, training aids, printed materials, methods, books, records, files, documentation

(i)

and other information made available to the Customer by State Street as part of the Remote Access Services and through the use of the System and all copyrights, patents, trade secrets and other proprietary and intellectual property rights of State Street and third-party vendors related thereto are the exclusive, valuable and confidential proprietary property of State Street and its relevant licensors and third-party vendors (the “Proprietary Information”). The Customer agrees on behalf of itself and its Authorized Designees to keep the Proprietary Information confidential and to limit access to its employees and Authorized Designees (under a similar duty of confidentiality) who require access to the System for the purposes intended. The foregoing shall not apply to Proprietary Information in the public domain or required by law to be made public.

The Customer agrees to use the Remote Access Services only in connection with the proper purposes of this Addendum. The Customer will not, and will cause its employees and Authorized Designees not to, (i) permit any third party to use the System or the Remote Access Services, (ii) sell, rent, license or otherwise use the System or the Remote Access Services in the operation of a service bureau or for any purpose other than as expressly authorized under this Addendum, (iii) use the System or the Remote Access Services for any fund, trust or other investment vehicle without the prior written consent of State Street, or (iv) allow or cause any information transmitted from State Street’s databases, including data from third-party sources, available through use of the System or the Remote Access Services, to be published, redistributed or retransmitted for other than use for or on behalf of the Customer, as State Street’s customer.

The Customer agrees that neither it nor its Authorized Designees will modify the System in any way, enhance, copy or otherwise create derivative works based upon the System, nor will the Customer or its Authorized Designees reverse engineer, decompile or otherwise attempt to secure the source code for all or any part of the System.

The Customer acknowledges that the disclosure of any Proprietary Information, or of any information which at law or equity ought to remain confidential, will immediately give rise to continuing irreparable injury to State Street or its third-party licensors and vendors inadequately compensable in damages at law and that State Street shall be entitled to obtain immediate injunctive relief against the breach or threatened breach of any of the foregoing undertakings, in addition to any other legal remedies which may be available.

Limited Warranties

State Street represents and warrants that it is the owner of and/or has the right to grant access to the System and to provide the Remote Access Services contemplated herein. Because of the nature of computer information technology including, but not limited to the use of the Internet, and the necessity of relying upon third-party sources, and data and pricing information obtained from third parties, the System and Remote Access Services are provided “AS IS” without warranty express or implied including as to availability of the System, and the Customer and its Authorized Designees shall be solely responsible for the use of the System and Remote Access Services and investment decisions, results obtained, regulatory reports and statements produced using the Remote Access Services. State Street and its relevant licensors and third-party vendors will not be liable to the Customer or its Authorized Designees for any direct or indirect, special, incidental, punitive or consequential damages arising out of or in any way connected with the System or the Remote Access Services, nor shall any party be responsible for delays or nonperformance under this Addendum arising out of any cause or event beyond such party’s control.

EXCEPT AS EXPRESSLY SET FORTH IN THIS ADDENDUM, STATE STREET, FOR ITSELF AND ITS RELEVANT LICENSORS AND THIRD-PARTY VENDORS EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES CONCERNING THE SYSTEM AND THE SERVICES TO BE RENDERED HEREUNDER, WHETHER EXPRESS OR IMPLIED INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE.

(ii)

Infringement

State Street will defend or, at its option, settle any claim or action brought against the Customer to the extent that it is based upon an assertion that access to or use of State Street proprietary systems by the Customer under this Addendum constitutes direct infringement of any United States patent or copyright or misappropriation of a trade secret, provided that the Customer notifies State Street promptly in writing of any such claim or proceeding, cooperates with State Street in the defense of such claim or proceeding and allows State Street sole control over such claim or proceeding. Should the State Street proprietary system or any part thereof become, or in State Street’s opinion be likely to become, the subject of a claim of infringement or the like under any applicable patent, copyright or trade secret laws, State Street shall have the right, at State Street’s sole option, to (i) procure for the Customer the right to continue using the State Street proprietary system, (ii) replace or modify the State Street proprietary system so that the State Street proprietary system becomes noninfringing, or (iii) terminate this Addendum without further obligation. This section constitutes the sole remedy to the Customer for the matters described in this section.

Termination

Either party to the Accounting Agreement may terminate this Addendum (i) for any reason by giving the other party at least one-hundred and eighty (180) days prior written notice in the case of notice of termination by State Street to the Customer or thirty (30) days notice in the case of notice from the Customer to State Street of termination, or (ii) immediately for failure of the other party to comply with any material term and condition of the Addendum by giving the other party written notice of termination. This Addendum shall in any event terminate within ninety (90) days after the termination of any service agreement applicable to the Customer. The Customer’s use of any third-party System is contingent upon its compliance with any terms of use of such system imposed by such third party and State Street’s continued access to, and use of, such third-party system. In the event of termination, the Customer will return to State Street all copies of documentation and other confidential information in its possession or in the possession of its Authorized Designees and immediately cease access to the System and Remote Access Services. The foregoing provisions with respect to confidentiality and infringement will survive termination for a period of three (3) years.

Miscellaneous

This Addendum constitutes the entire understanding of the parties to the Accounting Agreement with respect to access to the System and the Remote Access Services. This Addendum cannot be modified or altered except in a writing duly executed by each of State Street and the Customer and shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

By its execution of the Accounting Agreement, the Customer: (a) confirms to State Street that it informs all Authorized Designees of the terms of this Addendum; (b) accepts responsibility for its and its Authorized Designees’ compliance with the terms of this Addendum; and (c) indemnifies and holds State Street harmless from and against any and all costs, expenses, losses, damages, charges, counsel fees, payments and liabilities arising from any failure of the Customer or any of its Authorized Designees to abide by the terms of this Addendum.

(iii)